Ex. 99.1
Pharmion Corporation Announces Proposed Public Offering of Common Stock
BOULDER, Colo., May 2, 2007 — Pharmion Corporation (Nasdaq: PHRM) announced today that it intends to offer to sell, subject to market and other conditions, 4,000,000 shares of its common stock in an underwritten public offering. The Company intends to grant the underwriters a 30-day option to purchase up to an additional 600,000 shares of its common stock. All of the shares are being offered by the Company.
The underwriters of this offering will be: Banc of America Securities LLC, acting as sole book-running manager, Cowen and Company, as co-lead manager, with Pacific Growth Equities, LLC, Friedman, Billings, Ramsey & Co., Inc. and HSBC Securities (USA) Inc. acting as co-managers. Information about the offering is available in the prospectus supplement for the offering filed with the Securities and Exchange Commission.
A shelf registration statement relating to the securities being offered has been filed with the Securities and Exchange Commission and has become effective. Offers and sales of the securities may be made only by the related prospectus and prospectus supplement, which, when available, may be obtained from Banc of America Securities LLC Capital Markets (Prospectus Fulfillment) by email to dg.prospectus_distribution@bofasecurities.com or by mail to Banc of America Securities LLC, Capital Markets Operations, 100 West 33rd Street, 3rd Floor, New York, NY 10001.
This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About Pharmion
Pharmion is a pharmaceutical company focused on acquiring, developing and commercializing innovative products for the treatment of hematology and oncology patients in the U.S., Europe and additional international markets. Pharmion has a number of products on the market including the world’s first approved epigenetic drug, Vidaza(R), a DNA demethylating agent.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our proposed offering of shares of our common stock. These statements involve certain risks and uncertainties, including those discussed in our Registration Statement on Form S-3 filed with the Securities and Exchange Commission on May 2, 2007, our Annual Report on Form 10-K for the year ended December 31, 2006 and in other reports filed by Pharmion Corporation with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, market conditions and other conditions to closing of the proposed offering. We are providing this information as of May 2, 2007. Pharmion undertakes no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.